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                                                                EXHIBIT 8.1




                 [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LETTERHEAD]





                                                   June 17, 1997



Ultramar Diamond Shamrock Corporation
UDS Capital I
UDS Funding I
9830 Colonnade Boulevard
San Antonio, Texas 78230

              Re:   Registration Statement on Form S-3
                    REGISTRATION NO. 333-28737


Ladies and Gentlemen:

         We have acted as special tax counsel to UDS Capital I, a statutory business trust organized under the Business Trust Act of the State of Delaware (Chapter 38, Title 12 of the Delaware Code, 12 Del. C. Sec. 3801, et seq.)(the "Trust"), and UDS Funding I, L.P., a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (Chapter 17, Title 6 of the Delaware Code, 6 Del. C. Sec. 17-101, et seq.)(the "Partnership"), in connection with the preparation of an amendment to Registration Statement No. 333-28737 on Form S-3 of Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company"), the Trust, and the Partnership, filed by the Company, the Trust, and the Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on June 17, 1997 (the "Registration Statement"), relating to the registration by the Trust of 6,000,000 shares of Trust Originated Preferred Securities (liquidation amount $25 per trust originated preferred security)(the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust and certain other securities.

         We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the Preferred Securities, in our opinion such discussion constitutes,

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Ultramar Diamond Shamrock Corporation
UDS Capital I
UDS Funding I
June 17, 1997
Page 2

in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of the Preferred Securities, based upon current law. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.

         This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressely stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.



                                  Very truly yours,

                                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP